Exhibit 99.1

221 East Hickory Street

Mankato, MN 56001

Contact:	Mary Jacobs	Elin Raymond
	HickoryTech Corporation	The Sage Group, Inc.
	507-387-1872	612-321-9897
	Cell: 507-469-4742	Cell: 612-819-0142
	mary.jacobs@hickorytech.com	eraymond@sagegrp.com

HickoryTech Appoints John W. Finke President and CEO

–Twenty-year industry veteran to lead HickoryTech Corporation–

MANKATO, Minn. – June 5, 2006 – HickoryTech Corporation (Nasdaq: HTCO) today announced that its Board of Directors has selected John W. Finke, 44, to serve as President and Chief Executive Officer, and a member of the Board of Directors, effective immediately. Finke succeeds John E. Duffy, who resigned to pursue charitable interests and will remain with the company until June 30, 2006 to assist with the transition.

Finke joined HickoryTech in 1996, most recently serving as Chief Operating Officer and Executive Vice President responsible for Telecom and Enterprise Solutions operations, and for the successful integration of Enventis Telecom acquired by HickoryTech at year-end 2005.

“We are extremely fortunate to draw from within for this pivotal leadership position,” said Starr Kirklin, HickoryTech’s Chairman of the Board of Directors. “John Finke brings two decades of telecom industry experience and knows first-hand the competitive challenges, key issues and opportunities we face. He has demonstrated strong leadership skills, energy and drive. The Board believes in his ability to lead HickoryTech successfully into the future. We welcome John to his new role.”

“I am enthusiastic about the opportunity to lead this organization,” Finke said. “I believe in HickoryTech, our employees and our future. I believe that the recent changes we’ve made to our business will allow us to effectively face the challenges and take advantage of the opportunities in the marketplace. Our employees are committed to providing exceptional service to our customers and to developing innovative communications solutions to support their needs. I look forward to continuing to work with them and with our Board to lead HickoryTech forward.”

In the past year, HickoryTech has continued diversifying its revenue streams through a focus on growing Broadband services such as DSL, Internet and Digital TV, and with the acquisition of Enventis Telecom. The acquisition provides a new fiber transport business, increased geographic reach for business services, and an increased focus in IP Telephony for business customers.

After working 32 years in the telecommunications industry and serving as President and CEO of HickoryTech since 2002, Duffy, 57, announced his intention to retire from the industry so that he, along with his wife, can pursue involvement in charitable causes of interest as a way of “giving back.”

“The Board of Directors thanks John Duffy for his years of service and wishes him well as he enters this new phase of his life,” Kirklin said.

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Biography

John W. Finke joined HickoryTech’s Mankato Citizens Telephone Company subsidiary, in 1996 as Director of Engineering. He subsequently held positions of increasing responsibility with HickoryTech Corporation including President of its Telecom Division from 2003 to 2005, and Executive Vice President and Chief Operating Officer beginning in 2005. Previously, Finke served in numerous engineering and management positions with GTE and Contel Corporation. He earned a master’s degree in business administration from Indiana Wesleyan University and a bachelor’s degree in civil engineering from the University of Missouri-Rolla.

About HickoryTech Corporation: HickoryTech Corporation is a diversified communications company headquartered in Mankato, Minn., with approximately 470 employees in Minnesota and Iowa. In its 109th year of operation, HickoryTech provides a full array of telecommunications products and services to business and residential customers. The Telecom Sector offers local voice, long distance, Internet, Broadband services, Digital TV, and IP networking. The Enterprise Solutions Sector provides IP Telephony, call center management, and data network solutions. Enventis Telecom provides IP-based voice and data services and network solutions on a statewide SONET-based network. The Information Solutions Sector develops telecom and carrier access billing solutions. To learn more about HickoryTech Corporation, visit the company’s Web site at www.HickoryTech.com.

Certain statements included in this press release that are not historical facts are “forward-looking statements.” Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management’s beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

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